SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. 4)



                                    OCE N.V.
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                                (NAME OF ISSUER)


                                  COMMON SHARES
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                         (TITLE OF CLASS OF SECURITIES)


                                    674627203
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2002
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                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

CUSIP NO. 674627203                  13G                       PAGE 2 OF 6 PAGES

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not applicable                                                 (b) [_]
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   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                       5   SOLE VOTING POWER

                           7,522,384
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           7,522,384
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,522,384
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

          Not Applicable
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.01% [1]
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   12     TYPE OF REPORTING PERSON

          HC
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----------

[1] 7.01% is the percentage of total outstanding capital securities which vote together as a single class on all matters requiring a shareholder vote. This includes all common shares and financing preferred shares. ING Group N.V. owns 8.62% of common shares of Oce N.V.

ITEM 1(A).    NAME OF ISSUER:

              Oce N.V.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Oce N.V.
              P.O. Box 101
              5900 MA Venlo
              The Netherlands

ITEM 2(A).    NAME OF PERSON FILING:

              ING Groep N.V.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Amstelveenseweg 500
              1081 KL Amsterdam
              P.O. Box 810
              1000 AV Amsterdam
              The Netherlands

ITEM 2(C).    CITIZENSHIP:

              See item 4 on Page 2

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Shares

ITEM 2(E).    CUSIP NUMBER:

              674627203

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

    (a) [_] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c) [_]   Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

    (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

    (e) [_] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act;

    (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

    (g) [_] Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

    (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [_]   Group in accordance with Rule 13d-1(b)(ii)(H) under the Exchange
              Act.

ITEM 4.       OWNERSHIP.

    (a)       Amount beneficially owned:

              See item 9 on Page 2

    (b)       Percent of class:

              See item 11 on Page 2

    (c)       Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    See item 5 on Page 2

              (ii)  Shared power to vote or to direct the vote:

                    See item 6 on Page 2

              (iii) Sole power to dispose or to direct the disposition of:

                    See item 7 on Page 2

              (iv)  Shared power to dispose or to direct the disposition of:

                    See item 8 on Page 2

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 12, 2003
                                        ----------------------------------------
                                        (Date)



                                        ING GROEP N.V.


                                        By:
                                        /s/ Cornelis F. Drabbe
                                        ----------------------------------------
                                        (Signature)


                                        Cornelis F. Drabbe, Assistant
                                        General Counsel
                                        ----------------------------------------
                                        (Name/Title)

                                        /s/ Bert H. Uyttenbroek
                                        ----------------------------------------
                                        (Signature)


                                        Bert H. Uyttenbroek, Compliance
                                        Officer
                                        ----------------------------------------
                                        (Name/Title)